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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE



                        PHYSICIANS RESOURCE GROUP, INC.
                  ANNOUNCES DEBENTURE RESTRUCTURING AGREEMENT


     DALLAS, TEXAS - March 22, 1999 - Physicians Resource Group, Inc. ("PRG" or the "Company") today announced that it had entered into a restructuring agreement (the "Restructuring Agreement") with Resurgence Asset Management, LLC ("Resurgence"), which owns or manages approximately $92 million principal amount of the Company's $125 million principal amount of 6% Convertible Subordinated Debentures due 2001(the "Debentures"). The Restructuring Agreement between the Company and Resurgence is contingent on the consummation by the Company of a restructuring by September 30, 1999. The Company's overall restructuring would involve (i) the sale of practice assets and interests in surgery centers to its affiliated practices and a concurrent termination of management services agreements and execution of mutual releases between PRG and such practices and
(ii) the sale of certain interests in surgery centers to a strategic partner. Upon consummation of the restructuring, the Company intends to continue performing management services for certain practices. The Company anticipates that its overall restructuring will be conditioned on its ability to consummate agreements with providers and a strategic partner, approval of the Company's shareholders, solicitation of Debenture holders and a number of other conditions. No assurances can be provided that the Company will be able to consummate its overall restructuring or obtain necessary approvals or consents.

     Under the terms of the Company's Restructuring Agreement with Resurgence, the holders of $125 million principal amount of PRG's Debentures would receive
(i) $100 million principal amount in cash and/or notes from the restructuring of PRG's relationships with its affiliated practices and the sale to a strategic partner of certain interests in surgery centers and (ii) an interest in the net proceeds of certain patent litigation.

     PRG is a provider of physician practice management services to eye care practices and operates ambulatory surgery centers. Contact: Michael Yeary, President (713) 629-5777 or Paul N. Silverstein, Andrews & Kurth L.L.P. (212) 850-2800.

     Certain statements in this news release consist of forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997.